                                                                  Exhibit 99.1

                       INTERNATIONAL DATA CORPORATION
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                                                                  May 25, 1999

Mr. Bob Martin
Software.com
525 Anacapa Street
Santa Barbara, CA 93101

John Hinrichs
Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Dear Mr. Martin and Mr. Hinrichs

Per our discussion, you have approval to use the following statistics as stated below:

IDC estimates that there were approximately 159 million users of the Internet at the end of 1998 and that the number of users will grow to approximately 410 million by the end of 2002.

The numbers are the most recent update as of May 1999 to last year's report (#16569), The Global Market Forecast for Internet Usage and Commerce. Below are the actual IDC estimates:


Total WW Internet Users (Adjusted)
    Dec-95        Dec-96       Dec-97       Dec-98       Dec-99       Dec-00        1-Dec       2-Dec       3-Dec
  20,818,117    47,750,243   101,725,855  159,334,165  212,083,759  271,614,694  340,886,126  410,436,167  509,834,435

Per our discussion, you also have approval to use the following statements that are based on our most recent unpublished data as of May 1999.

IDC estimates that the number of email messages sent by users in the United States has grown from an average of 683 million per day in 1996 to 2.1 billion per day in 1998, and projects that the number will grow to 7.9 billion per day in 2002.

IDC estimates that the number of consumer mailboxes hosted by service providers in the United States will grow from 18 million to 1996 to 109 million 2002.

IDC estimates that the number of business email users worldwide will grow from 142 million in 1998 to 281 million in 2002.

The undersigned hereby consents to the references to the Undersigned included in the Registration Statements on Form S-1 filed by Software.com and any amendment thereto and the filing of this consent as an exhibit to such Registration Statement.

Sincerely,

/s/ Alexa McCloughan
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Sr. Vice President

                                         5 Speen Street  .  Framingham, MA 01701
                                         ---------------------------------------
                                           (508) 872-8200  .  Fax (508) 935-4015

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